PEARLMAN LAW GROUP LLP

Attorneys-at-Law

2200 Corporate Boulevard, N.W., Suite 210

Boca Raton, Florida 33431-7307

Telephone	Facsimile
(561) 362-9595	(561) 362-9612

January 4, 2017

Social Reality, Inc.

456 Seaton Street

Los Angeles, California 90013

Ladies and Gentlemen:

We have acted as securities counsel for Social Reality, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company of up to 761,905 shares (the “Shares”) of Class A common stock, $0.001 par value per share, of the Company (the “Common Stock”), Series A Warrants to purchase up to an aggregate of 380,953 shares of Common Stock (the “Series A Warrants”) and Series B Warrants to purchase up to an aggregate of 380,953 shares of Common Stock (the “Series B Warrants”) (the Series A Warrants and Series B Warrants are collectively referred to herein as, the “Warrants”) and shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and, together with the Warrants and the Shares, the “Securities”). The Shares and the Warrants are to be sold to four institutional investors pursuant to a securities purchase agreement dated January 4, 2017 (the “Purchase Agreement”).  The Securities, excluding the Series A Warrants and underlying Series A Warrant Shares, are being sold pursuant to the Registration Statement on Form S-3, Registration No. 333-214644, filed by the Company with the Securities and Exchange Commission (the “Commission”) and declared effective on November 28, 2016 (the “Registration Statement”). The prospectus included within the Registration Statement is hereinafter referred to as the “Base Prospectus.” The prospectus supplement dated January 4, 2017, in the form filed with the Commission under Rule 424(b) promulgated under the Securities Act of 1933, as amended, is hereinafter referred to as the “Prospectus Supplement.”

As counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced Securities, we have examined: (i) the Company’s Certificate of Incorporation and Bylaws, each as amended to date; (ii) certain resolutions of the Board of Directors of the Company relating to the sale of the Securities; (iii) the Purchase Agreement; (iv) the Warrants and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination; (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and (iii) we render no opinion as to the effect of the laws of any state or jurisdiction other than the corporate law of the State of Delaware.

January 4, 2017

Based upon the foregoing, we are of the opinion that:

1. The Shares, when issued and sold in accordance with the terms and conditions of the Purchase Agreement, will be validly issued, fully paid and nonassessable;

2. The Warrants, when issued and sold in accordance with the terms and conditions of the Purchase Agreement and duly executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, arrangement, moratorium and other similar laws related to or affecting creditors’ rights and to general equity principles;

3. The Warrant Shares, when issued and paid for upon the exercise of the Warrants, and in accordance with the provisions thereof, will be validly issued, fully paid and nonassessable;

4.  The offer and sale of the Series A Warrants in accordance with the Purchase Agreement and the issuance and delivery of the Series A Warrant Shares in accordance with the Purchase Agreement constitute transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

The opinion limited to the federal securities laws of the United States of America and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated January 4, 2017, which is incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Pearlman Law Group LLP